SEWARD & KISSEL LLP
901 K Street, NW Suite 800
Washington, DC 20001

Telephone: (202) 737-8833
Facsimile: (202) 737-5184 www.sewkis.com

January 13, 2025

Series Portfolios Trust
c/o U.S. Bank Global Fund Services 615 East Michigan Street Milwaukee, WI 53202

Re:    Series Portfolios Trust
Registration Statement on Form N-1A File Nos. 333-206240 and 811-23084

Ladies and Gentlemen:

As special counsel to Series Portfolios Trust (the “Trust”), a Delaware statutory trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Trust (the “Shares”), representing interests in Infrastructure Capital Bond Income ETF (the “Fund”), a series of the Trust.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 3, 2015 (the “Certificate of Trust”);

(b)The Amended and Restated Agreement and Declaration of Trust, dated January 12, 2016 (the “Trust Instrument”);

(c)The Post-Effective Amendment No. 209 (the “Amendment”), to be filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof, to the Trust’s Registration Statement on Form N-1A (File Nos. 333-206240 and 811-23084) (as amended by the Amendment, the “Registration Statement”);

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(d)The Amended and Restated By-Laws of the Trust in effect on the date the Resolutions (as defined below) were adopted by the Board of Trustees of the Trust (the “Board”) and in effect on the date hereof, as approved by the Board on September 15, 2015 (the “By-laws”);

(e)Copies of certain resolutions adopted by the Board with respect to the creation of the Fund and the issuance of the Shares;

(f)A certificate of an officer of the Trust with respect to factual matters as we have deemed necessary to render the opinion expressed herein, dated January 13, 2025; and

(g)A Certificate of Good Standing for the Trust, dated January 13, 2025, obtained from the Secretary of State.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.

For purposes of this opinion, we have assumed: (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and will not be amended;
(ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation; (iii) the legal capacity of natural persons who are parties to the documents examined by us; (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents; (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us; (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement; (vii) that the officers of the Trust acted within their authority when

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registering the name of the Fund as such name appears in the Registration Statement; and (viii) that the Shares have been and are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

We also have assumed that the ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent. The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended.

Based upon the foregoing and subject to the following, we are of the opinion that the Shares, when sold, issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

We note that, pursuant to Section 5 of Article IV of the Trust Instrument, the Trustees have the power, as frequently as they may determine, to cause each Shareholder, or each Shareholder of any particular series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, Shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by, and only by, setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as special counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Seward & Kissel LLP

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